Exhibit 10.1

LEASE TERMINATION AGREEMENT

This LEASE TERMINATION AGREEMENT is made effective as of the 9th day of October, 2013 (this “Agreement”), between RB KENDALL FEE, LLC, a Delaware limited liability company having a mailing address c/o The Beal Companies, LLP, 177 Milk Street, Boston, Massachusetts (“Landlord”) and FOUNDATION MEDICINE, INC., a Delaware corporation, having a mailing address at One Kendall Square, Building 300, Cambridge, Massachusetts 02139 (“Tenant”).

BACKGROUND:

A. Landlord and Tenant entered into an Indenture of Lease, dated July 13, 2010, demising approximately 11,466 rentable square feet of space on the fourth (4th) floor of Building 300 and approximately 11,040 rentable square feet of space on the fifth (5th) of Building 300 (the “Premises”) at One Kendall Square, Cambridge, Massachusetts (the “Lease”). Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the present holders of the lessor and lessee interest, respectively, in the Lease.

C. Landlord and Tenant desire to terminate the Lease and surrender the Premises as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and Tenant hereby mutually agree as follows:

1. Delivery of Lease Termination or Lease Continuation Notice. Landlord and Tenant acknowledge that Landlord is in the process of negotiating a lease of the Premises with another tenant (“New Tenant”). Immediately following the termination of such negotiations, Landlord shall provide written notice to Tenant advising Tenant if such negotiations have resulted in the execution of a lease between Landlord and New Tenant, and the determination by Landlord to terminate the Lease (a “Lease Termination Notice”), or if such negotiations have not resulted in the execution of a lease between Landlord and New Tenant, and the determination by Landlord to continue the Lease (a “Lease Continuation Notice”); provided, that if Tenant does not receive either a Lease Termination Notice or a Lease Continuation Notice before 6:00 p.m. ET on October 9, 2013, Landlord shall be deemed to have delivered to Tenant a Lease Termination Notice. Notice shall be deemed given hereunder if sent by regular mail, express courier or email to Robert W. Hesslein at rhesslein@foundationmedicine.com.

2. Effect of Lease Termination Notice.

(a) Use and Occupancy Rights. If Tenant receives a Lease Termination Notice, Tenant’s right to use and occupancy of the Premises shall terminate automatically and without any additional notice or action by Landlord or Tenant effective as of the earlier of (i) the date Tenant surrenders the Premises in accordance with the terms of the Lease (the “Surrender Date”), and (ii) November 30, 2013 (whichever date is earlier, the “Termination Effective Date”). As of the Termination Effective Date, Tenant shall have no further leasehold or other right, title, or interest in or to the Premises pursuant to the Lease, and shall have no obligations to pay Yearly Rent, Tax Share, Operating Expense Share and all other charges due under the Lease except as expressly set forth in this Agreement. Landlord and Tenant shall remain liable to the other pursuant to the Lease for any and all amounts due and payable or accrued on or before the Surrender Date, including without limitation, for any amounts incurred by Landlord, or due and payable under the Lease, in the event Tenant fails to quit and deliver up the Premises on or before the Surrender Date, including without limitation, those amounts set forth in Section 22 of the Lease.

(b) Yield-Up Activities. On or before the Surrender Date, Tenant shall quit, vacate and yield-up the Premises in broom clean condition and free from all personal property, furniture, fixtures, inventory and equipment, and otherwise in accordance with the terms of the Lease, including without limitation, the decommissioning of the Premises in accordance with Section 29.11 of the Lease. Notwithstanding the foregoing Landlord consents to Tenant’s leaving in the Premises following the Surrender Date, without any further liability or requirement for removal, all furniture, fixtures and other personal property requested to be left in the Premises by the New Tenant. In accordance with the terms of the Lease, Tenant shall repair or cause to be repaired at its cost any damage to the Premises, Building or Complex caused by Tenant’s removal of its personal property or equipment from the Premises. Tenant shall provide a written notice to Landlord confirming the Surrender Date and Tenant’s completion of all “yield-up” activities as required in accordance with the Lease.

3. Effect of Lease Continuation Notice. If Tenant receives a Lease Continuation Notice, Tenant’s use and occupancy of the Premises shall continue in accordance with the terms of the Lease; provided, however, that Landlord agrees that (i) if Tenant delivers notice to Landlord of its intent to sublease the Premises to Moderna Therapeutics, Inc. (“Moderna”) under Section 16 of the Lease, Landlord shall consent to the sublease of the Premises to Moderna notwithstanding Landlord’s contention that Moderna is an existing or a prospective tenant of Landlord; so long as Tenant and Moderna enter into Landlord’s standard form of consent, with such reasonable modifications as Tenant or Moderna may propose, and (ii) if Tenant delivers a notice to Landlord of its intent to sublease the Premises to Moderna or any other party under Section 16 of the Lease, Landlord shall not refuse to provide its consent to the sublease based upon the fact that the rent to be paid by the proposed sublessee is less than the then current fair market rent.

4. Lease Payments Related to the Termination.

(a) Regular Rent Payments. If the Surrender Date occurs prior to November 1, 2013, Tenant shall pay to Landlord Yearly Rent, Tax Share, Operating Expense Share and all other charges due under the Lease in accordance with the terms of the Lease through October 31, 2013.

(b) Holdover Rent Payments. If the Surrender Date occurs on or after November 1, 2013, Tenant shall pay to Landlord Yearly Rent, Tax Share, Operating Expense Share in all other charges due under the lease in accordance with the terms of the lease through the Surrender Date; provided, that the Yearly Rent due under the Lease for the period from November 1, 2013 to the Surrender Date shall equal 200% of the Yearly Rent set forth in the Lease.

(c) Additional Payments. In addition to the payments required under Section 4(a) and 4(b) of this Agreement, in further consideration for Landlord’s execution of this Agreement and Landlord’s releasing Tenant from future obligations under the Lease, Tenant shall pay Landlord:

(i) Yearly Rent, Tax Share, Operating Expense Share and all other charges due under the Lease for two (2) months commencing on the later of (x) the Termination Effective Date, or (y) the Surrender Date, such payments to be paid at the time such payments would have been due had the Lease not terminated; and

(ii) Partial reimbursement of the brokerage commissions incurred by Landlord in leasing the Premises to the New Tenant, which amount shall be based on the allocable portion of the leasing commission that accrues during the period commencing on the lease commencement date for the New Tenant and ending on October 31, 2015, 22,506 square feet in the Premises and a commission rate of $1.80 per square foot of the Premises per year, such payment to be paid within 20 days following the receipt by Tenant of an invoice from Landlord providing a calculation of the amount due. The parties acknowledge that if the lease commencement date for the New Tenant is February 1, 2014, this commission payment shall equal $70,893.90.

5. Representations and Warranties. Tenant hereby represents and warrants that as of the Effective Date (a) Tenant is the sole holder of the lessee’s interest in the Lease and/or the Premises, (b) no person, firm or entity has any right, title or interest in the Lease and/or the Premises by or through Tenant, (c) Tenant (and the undersigned signatory) has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease and Tenant’s occupancy of the Premises without the consent of any person, firm or entity, (d) there are no other contracts or obligations of Tenant relating to Tenant’s use or occupancy of the Premises that shall in any way be binding upon Landlord or survive the termination of the Lease and/or Tenant’s occupancy of the Premises, including without limitation, utility service contracts, maintenance contracts, subleases or license agreements. Tenant shall indemnify, protect, defend and hold harmless Landlord and its agents, employees and partners from and against any and all claims, damages, costs, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with any claim(s) as a result of any inaccuracy of these representations and warranties. The indemnification obligation set forth in this Paragraph 6 shall survive the Effective Date.

6. Further Assurances. Tenant shall execute and deliver further instruments and take such other action as the requesting party may reasonably require to more effectively effectuate the terms and conditions of this Agreement.

7. Integration. This Agreement embodies the entire agreement and understanding between and among the parties hereto with respect to the termination of the Lease, and may not be changed, modified, amended, waived, discharged or terminated except by an instrument in writing signed by authorized representatives both parties hereto. This Agreement merges all prior understandings and agreements oral or written by and between the parties concerning the Lease, and alone fully and completely expresses the agreement of the parties with respect to the subject matter hereof. In the event of a conflict between the terms and provisions of this Agreement and those contained in the Lease, the terms and provisions of this Agreement shall control.

8. Multiple Counterparts. This Agreement may be executed in one or more counterparts, and by different parties on separate counterparts, and by facsimile or other electronic means, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the respective parties and respective past, present and future officers, directors, agents, employees, affiliates, partners, predecessors, parent companies, subsidiaries, successors in interest and assigns of each party in their capacities as such.

10. Severability. If any term, condition or covenant contained in this Agreement is found or determined to be unenforceable or void, such a finding or determination shall not affect the enforceability of the remaining terms, conditions or covenants contained in this Agreement, which shall remain valid and enforceable.

EXECUTED as a sealed instrument as of the date written above.

LANDLORD:			TENANT:

RB KENDALL FEE LLC			FOUNDATION MEDICINE, INC.

By:	/s/ Robert L. Beal		By:	/s/ Steven J. Kafka
	Name:	Robert L. Beal		Name:	Steven J. Kafka
	Title:	Authorized Signatory		Title:	Chief Operating Officer

[Signature Page for Lease Termination Agreement]

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